UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 28, 2007
Date of Report (Date of earliest event reported)
Greenfield Online, Inc.
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50698 (Commission File Number)	06-1440369 (I.R.S. Employer Identification No.)
21 River Road
Wilton, CT 06897
(Address of Principal Executive Offices and Zip Code)
(203) 834-8585
(Company’s telephone number, including area code)
N/A
(Former Name or Former Address, if changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On November 28, 2007, Albert Angrisani, President and Chief Executive Officer of Greenfield Online, Inc., (“Greenfield Online” or the “Company”), adopted a pre-arranged stock trading plan to exercise Greenfield Online stock options and sell the acquired Greenfield Online stock. This plan was established as part of his individual long-term strategy for asset diversification and liquidity. The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions.
     Under the plan, Mr. Angrisani may sell up to 332,500 shares of Greenfield Online common stock beginning in January 2008. The plan is structured such that the minimum price at which Mr. Angrisani will sell shares of stock is$16.50 per share, provided, however, that any shares of stock which are unsold as of July 15, 2008 may be sold at a minimum price of $15.00 per share through the termination of the plan. The plan is scheduled to terminate on August 31, 2008. This plan was established during the Company’s trading “window.” In addition, Mr. Angrisani has informed the Company that he will publicly disclose any stock exercises and stock sales made under the Rule 10b5-1 plan as required by the securities laws.
     Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENFIELD ONLINE, INC.
By:	/s/ Robert E. Bies
Robert E. Bies
Executive Vice President and Chief Financial Officer

Dated: November 28, 2007

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